As filed with the Securities and Exchange Commission on May 8, 2017 Registration No. 333-_____
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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
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KELLOGG COMPANY
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization) One Kellogg Square, Battle Creek, Michigan (Address of Principal Executive Offices)	38-0710690 (I.R.S. Employer Identification No.) 49016-3599 (Zip Code)

Kellogg Company 2017 Long-Term Incentive Plan
(Full title of the plan)

Gary H. Pilnick
Vice Chairman, Corporate Development and Chief Legal Officer
One Kellogg Square
Battle Creek, Michigan 49016-3599
Telephone: (269) 961-2000
(Name and address, including zip code, and telephone number, including area code, of agent for service)
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒                        Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)        Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act . ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.25 per share	24,522,154 shares	$68.935 (2)	$1,690,434,685.99 (2)	$195,921.38 (2)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional shares of Common Stock which may be issuable under the Kellogg Company 2017 Long-Term Incentive Plan (the “Plan) to reflect stock splits, stock dividends, mergers and other capital changes. The amount to be registered represents (i) 16,000,000 shares of Common Stock initially reserved for future issuance under the Plan and (ii) 8,522,154 shares of Common Stock that remained available for issuance under the Kellogg Company 2013 Long Term Incentive Plan (the “2013 Plan”) immediately prior to stockholder approval of the Plan on April 28, 2017.

(2)
Estimated pursuant to Rule 457(c) and 457(h) solely for purposes of calculating the amount of the registration fee based upon the average of the high and low prices reported for shares of the registrant’s common stock as reported on the New York Stock Exchange on May 3, 2017. In addition, pursuant to Rule 457(p) under the Securities Act, the registrant hereby offsets the registration fee required in connection with this

Registration Statement by $76,371.11 previously paid by the registrant in connection with the registration of 8,522,154 shares of Common Stock under the 2013 Plan pursuant to the Registration Statement on Form S-8 (Registration No. 333-188222) filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2013, which have not been issued. Accordingly, the filing fee wired to the SEC in connection with this Registration Statement is $119,550.27.
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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

The documents containing the information specified in Item 1 of Part I will be delivered to participants in the plan covered by this registration statement, in accordance with Form S-8 and Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (“Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.    Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, which have been filed by the registrant (Commission File No. 1-4171) with the Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), are incorporated in this registration statement by reference:

(a)    The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(b)    The registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2017.

(c)    The registrant’s Current Reports on Form 8-K filed on January 13, 2017, February 1, 2017, February 9, 2017 (reporting under Item 2.05), February 24, 2017 and May 2, 2017.

(d) The description of the registrant's common stock, par value $0.25 per share, which is contained in the registrant’s Current Report on Form 8-K filed on April 27, 2009, including any subsequent amendment or any report filed for the purpose of updating that description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Gary H. Pilnick, who has rendered an opinion as to the validity of the common stock being registered by this registration statement, is an officer of the registrant and, as of May 5, 2017, beneficially owned 56,290.854 shares of our common stock and held 2,400 restricted stock units and options to purchase 348,300 shares of our common stock.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the corporation’s best interests and, with respect to any criminal action or proceedings, had no reasonable cause to believe that his or her conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him or her and incurred by him or her in any indemnified capacity, or arising out of his or her status as such, regardless of whether the corporation would otherwise have the power to indemnify him or her under the DGCL.

In addition, Section 102 of the DGCL allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except in the case where the director (i) breaches his duty of loyalty, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the payment of a dividend or approves a stock repurchase in violation of the DGCL or (iv) obtains an improper personal benefit.

Kellogg Company’s Bylaws and Amended Restated Certificate of Incorporation grant indemnification to such persons to the extent permitted by Delaware law and authorize the purchase of insurance to cover liabilities asserted against such persons.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The exhibits filed as part of this registration statement are listed on the Exhibit Index that follows the signature page of this registration statement.

Item 9.	Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

iii.
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Battle Creek, State of Michigan, on May 8, 2017.

KELLOGG COMPANY

By:    /s/ John A. Bryant
John A. Bryant
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities indicated on May 8, 2017.

Signature	Title
/s/ John A. Bryant	President and Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
John A. Bryant

/s/ Fareed Khan	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Fareed Khan

/s/ Donald O. Mondano	Vice President and Corporate Controller (Principal Accounting Officer)
Donald O. Mondano

*	Director
Stephanie A. Burns

*	Director
John T. Dillon

*	Director
Richard W. Dreiling

*	Director
Zachary Gund

*	Director
James M. Jenness

*	Director

Donald R. Knauss

	*	Director
Mary Laschinger

	*	Director
Cynthia H. Milligan

	*	Director
La June Montgomery Tabron

	*	Director
Carolyn M. Tastad

	*	Director
Noel R. Wallace

* By:	/s/ Gary H. Pilnick
As Attorney-in-Fact

Kellogg Company

EXHIBIT INDEX
to
Form S-8 Registration Statement

Exhibit Number	Description
4.1	Amended Restated Certificate of Incorporation of Kellogg Company, incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-8, file number 333-56536.
4.2	Bylaws of Kellogg Company, as amended, incorporated by reference to Exhibit 3.1 to our current report on Form 8-K filed on February 23, 2016, file number 1-4171.
5.1	Opinion of Gary H. Pilnick.
10.1	Kellogg Company 2017 Long-Term Incentive Plan.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of Kellogg Company.
23.2	Consent of Gary H. Pilnick (contained in Exhibit 5.1)
24.1	Powers of Attorney